EXHIBIT 2.2

AMENDMENT TO ASSET PURCHASE AGREEMENT

This AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”), dated March 15, 2013, is made and entered into by and among MSW.ARS LLC, a Delaware limited liability company (“Purchaser”), comScore, Inc., a Delaware corporation (“Parent”), RSC The Quality Measurement Company (also known as ARSgroup), an Indiana corporation and a wholly-owned subsidiary of Parent (“Seller” and collectively with Parent, the “Seller Parties”).

WHEREAS, Purchaser, Seller Parties and solely for the purposes of Section 29, MSW Research, Inc., a New York corporation (collectively, the “Parties”) entered into that certain Asset Purchase Agreement dated as of March 1, 2013 (“Agreement”); and

WHEREAS, the Parties now desire to amend the Agreement;

NOW, THEREFORE, for valuable consideration, the receipt and adequacy in which are hereby acknowledged, the Parties hereby amend the Agreement as follows:

1.Schedule 1.1(a) (Equipment) to the Agreement is hereby restated and amended in its entirety by Schedule 1.1(a) attached hereto and incorporated herein.

2.Schedule 1.1(c) (Assigned IP Assets) to the Agreement is hereby restated and amended in its entirety by Schedule 1.1(c) attached hereto and incorporated herein.

3.Schedule 1.1(g) (Telephone Numbers) to the Agreement is hereby restated and amended in its entirety by Schedule 1.1(g) attached hereto and incorporated herein.

4.Section 4.5(a) (Employee Matters) to the Agreement is hereby restated and amended in its entirety as follows:

4.5    Employee Matters.

a.Except as provided below in subsection (b) and (c), (i) each of the Business Employees will cease being employees of the Seller Party which employs them as of the Closing and (ii) Purchaser shall offer employment, effective as of Closing, to the Business Employees for base compensation and other employee benefits; in the aggregate, substantially comparable to what was provided to such Business Employee by Seller Parties or their Affiliates as of the date of this Agreement. Notwithstanding the foregoing, each of Robin Bowmer, Frank Findley, Gregory Baker, and Rachel Day shall be offered employment by the Purchaser, at substantially the same base compensation and other employee benefits as currently provided by Seller Parties. Each Employee who accepts Purchaser’s offer of employment shall be referred to herein as a “Transferred Business Employee”.    Purchaser will use its reasonable commercial efforts to preserve and maintain the existing communications and relationships between management Business Employees and other Business Employees and the existing business culture and practices and arrangements with Business Employees;

provided, that nothing herein shall be construed as requiring Purchaser to continue the employment of any specific Person after the Closing.

b.Notwithstanding the foregoing and consistent with the terms and conditions of the Transition Services Agreement, until the earlier of the creation of a Mexican branch/entity of Purchaser and three (3) months following the Closing, comScore will use commercially reasonable efforts to maintain Jessica Pat Solley Hackmack (“Hackmack”) as an employee of research systems corporation, a Mexican branch of Seller (the “Branch”), however, Hackmack will be assigned to dedicate her full business attention to the Business and Purchaser will reimburse Seller Parties one hundred percent (100%) of Hackmack’s compensation, benefits and expenses. Upon the creation of Purchaser’s Mexican branch/entity, Purchaser will make an offer of employment to Hackmack, consistent with the terms of Section 4.5 of this Agreement, which employment offer is subject to the review and comment of Seller Parties.

c.Notwithstanding the foregoing and consistent with the terms and conditions of the Transition Services Agreement, comScore will use reasonable commercial efforts to employ Patrick Brennan as an employee for the earlier of five (5) months following the Closing Date and the P&G Copy Testing Services renewal. Notwithstanding the foregoing, comScore or any of its affiliates may terminate Patrick Brennan for cause at any time.

5.Section 5.7 (Employees) to the Agreement is hereby restated and amended in its entirety as follows:

5.7    Employees. Each of Robin Bowmer, Frank Findley, Gregory Baker, and Rachel Day shall have accepted employment with the Purchaser and at least seventy-five percent (75%) of the Business Employees shall have accepted employment with the Purchaser.

6.Exhibit D (Purchaser License Agreement) to the Agreement is hereby restated and amended in its entirety by Exhibit D (Purchaser License Agreement) attached hereto and incorporated herein.

7.Exhibit G (Transition Services Agreement) to the Agreement is hereby restated and amended in its entirety by Exhibit G (Transition Services Agreement) attached hereto and incorporated herein.

8.The Parties agree to cause the Agreement to be restated to comply with the above provisions.

9.	The remaining provisions of the Agreement remain in full force and effect.

10.This Amendment may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

MSW.ARS LLC

By: /s/ Peter R. Klein     Name: Peter R. Klein
     Title: Manager

COMSCORE, INC.

By: /s/ Kenneth J. Tarpey     Name: Kenneth J. Tarpey
Title: Chief Financial Officer and Treasurer

RSC THE QUALITY MEASUREMENT COMPANY

By: /s/ Kenneth J. Tarpey     Name: Kenneth J. Tarpey
Title: Chief Financial Officer and Treasurer

[Signature Page to First Amendment to Asset Purchase Agreement]

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